Exhibit 99.1
Isabella Bank Corporation Announces Increase to Share Repurchase Program
MT. PLEASANT, MICHIGAN — May 1, 2025 — Isabella Bank Corporation (OTCQX:ISBA) (the "Company") announced today that the Board of Directors of the Company approved a resolution to increase its share repurchase program by an additional 500,000 shares, raising the current authorization available under the program to 538,448 shares. The Company has repurchased to date 2,554,126 shares under its share repurchase program since 2007.
The authorization does not have an expiration date. Stock repurchases under the program may be made from time to time as the Company deems appropriate, based on factors such as share price, market conditions, share availability, purchase needs under the Company's employee stock purchase and dividend reinvestment plan, and other relevant factors. There can be no assurance as to the number of shares the Company will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Company at any time without prior notice.
About the Company
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Company’s investor relations firm is Stonegate Capital Partners, Inc. (www.stonegateinc.com).
Contact
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501